UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2013

VICAL INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10390 Pacific Center Court San Diego, California		92121-4340
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2013, Jill M. Broadfoot notified us that she was resigning as the Company’s Senior Vice President, Chief Financial Officer and Secretary. On the same date, we entered into a separation agreement with Ms. Broadfoot. Pursuant to the terms of the separation agreement, Ms. Broadfoot’s last day of employment will be April 1, 2013 and she will be entitled to receive severance benefits consisting of continued base salary payments and the payment of health insurance premiums for a period of 12 months, plus a payment equal to her cash bonus paid in the previous year. Ms. Broadfoot will also receive accelerated vesting on all her unvested stock awards as if she had remained employed by the Company for 12 months from the date of termination. In addition, the post termination exercise period for Ms. Broadfoot’s stock options will be extended to 12 months. In exchange for the severance benefits, Ms. Broadfoot provided the Company with a general waiver and release of claims. The Company’s obligation to pay the severance benefits will also be subject to certain confidentiality, non-solicit and non-competition obligations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	Separation Letter Agreement between Vical Incorporated and Jill M. Broadfoot dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: March 15, 2013	By:	/s/ VIJAY B. SAMANT
Vijay B. Samant
Chief Executive Officer